Exhibit 16.1

June 8, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

Marcum Asia CPAs LLP (“Marcum Asia”, “Firm”, “we”) has read the statements made by SunCar Technology Group Inc. in its Form 6-K dated June 8, 2023. We agree with the statements concerning our Firm in such Form 6-K; we are not in a position to agree or disagree with other statements of SunCar Technology Group Inc. contained therein.

Very truly yours,

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP